3
                 PUTNAM TAX MANAGED FUNDS TRUST
                            CLASS C
                DISTRIBUTION PLAN AND AGREEMENT


     This Plan and Agreement (the "Plan") constitutes the Distribution Plan for the Class C shares of the portfolio series (each a "Fund" and collectively the "Funds") of Putnam Tax Managed Funds Trust, a
Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and Putnam Mutual
Funds Corp. ("PMF"). During the effective term of this Plan, the Trust may incur expenses primarily intended to result in the sale of its Class C shares upon the terms and conditions hereinafter set forth:

     SECTION 1.  The Trust shall pay to PMF a monthly
fee at the annual rate of 1.00% of the average net asset value of the Class C shares of the Funds, as determined at the close of each business day during the month, to compensate PMF for services provided and expenses incurred by it in connection with the offering of Class C shares, which may include, without limitation, the payment by PMF to investment dealers of commissions on the sale of Class C shares, as set forth in the then current Prospectus or Statement of Additional Information of the Trust, and the payment of a service fee of up to 0.25% of such net asset value for the purposes of maintaining or improving services provided to shareholders by PMF and investment dealers. Such fees shall be payable for each month within 15 days after the close of such month. A majority of the Qualified Trustees, as defined below, may, from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.

     SECTION 2.  This Plan shall not take effect with
respect to a Fund until:

          (a)  it has been approved by a vote of a
               majority of the outstanding Class C
               shares of the Fund, but only if the
               Plan is adopted after the commencement
               of any public offering of the Fund's
               Class C shares or the sale of the
               Fund's Class C shares to persons who
               are not affiliated persons of the
               Fund, affiliated persons of such
               persons, promoters of the Fund or
               affiliated persons of such promoters;

          (b)  it has been approved, together with
               any related agreements, by votes of
               the majority (or whatever greater
               percentage may, from time to time, be
               required by Section 12(b) of the Act
               or the rules and regulations
               thereunder) of both (i) the Trustees
               of the Trust, and (ii) the Qualified
               Trustees of the Trust, cast in person
               at a meeting called for the purpose of
               voting on this Plan or such agreement;
               and

          (c)  the Fund has received the proceeds of
               the initial public offering of its
               Class C shares.

     SECTION 3.  This Plan shall continue in effect
with respect to a Fund for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(b).

     SECTION 4.  PMF shall provide to the Trustees of
the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 5.  This Plan may be terminated with
respect to a Fund at any time by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class C shares of the Fund.

     SECTION 6.  All agreements with any person
relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          (a)  that such agreement may be terminated
               with respect to a Fund at any time,
               without payment of any penalty, by
               vote of a majority of the Qualified
               Trustees or by vote of a majority of
               the outstanding Class C shares of the
               Fund, on not more than 60 days'
               written notice to any other party to
               the agreement; and

          (b)  that such agreement shall terminate
               automatically in the event of its
               assignment.

     SECTION 7.  This Plan may not be amended to
increase materially the amount of distribution expenses with respect to a Fund permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class C shares of the Fund and all material amendments to this Plan with respect to a Fund shall be approved in the manner provided for approval of this Plan in Section 2(b).

     SECTION 8.  As used in this Plan, (a) the term
"Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "majority of the outstanding
Class C shares of the Fund" means the affirmative vote, at a duly called and held meeting of Class C shareholders of the relevant Fund, (i) of the holders of 67% or more of the Class C shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Class C shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding Class C shares of such Fund entitled to vote at such meeting, whichever is less, and (c) the terms "assignment," "affiliated person," "interested person" and "promoter" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange
Commission.

     SECTION 9.  A copy of the Agreement and
Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on
behalf of the Trustees of the Trust as Trustees and
not individually, and that the obligations of or
arising out of this instrument are not binding upon
any of the Trustees, officers or shareholders
individually but are binding only upon the assets and property of the relevant Fund.
     Executed as of April 8, 1999
PUTNAM MUTUAL FUNDS CORP.              PUTNAM TAX MANAGED FUNDS TRUST

By:  ___________________               _________________
     Richard A. Monaghan                Charles E. Porter
     President                          Executive Vice President